EXHIBIT 11
                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 16, 1996, relating to the financial statements and financial highlights appearing in the November 30, 1995 Annual Report to Shareholders of the Tax-Exempt Bond Portfolio, Capital Appreciation Portfolio, International Portfolio, Real Estate Securities Portfolio and Emerging Markets Bond Portfolio of The Phoenix Multi-Portfolio Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Additional Information -- Independent Accountants" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
Boston, Massachusetts
February 29, 1996